exhibit 99.1

General Metals Announces The Addition of Two Members to its Gold Production Team

Reno, NV, January 6, 2011 General Metals Corporation (the "Company") (OTCBB: GNMT) (FRANKFURT: GMQ), announces the appointment of Mark E. Smith and P.K. “Rana” Medhi were to the Board of Directors.  By action of the Board, on December 30, 2010, Daniel J. Forbush was appointed to serve as President of the Company in addition to being CEO and CFO.

Effective as of December 30, 2010, he Board of Directors increased the size of the Board by two members bringing it to a total of seven.  At that time Mark E. Smith and P.K. “Rana” Medhi were appointed to the Board.  As of the date of this report, the board of directors consists of Daniel J. Forbush, Larry Max Bigler, Keith M. Belingheri, Dan L. Dyer, Mark E. Smith, P. K. “Rana” Medhi and Paul Wang.

Also effective as of December 30, 2010, Mr. Larry Max Bigler was appointed Chairman of the Audit Committee of the Board.  Mr. Bigler qualifies as an “audit committee financial expert” as defined in Item 401(d)(5) of Regulation S-K.  Other committee chair and member appointments are anticipated in the near term.  The Board of Directors has determined that each of Larry Max Bigler, Keith M. Belingheri, Mark E. Smith, P.K. “Rana” Medhi and Dan L. Dyer are “independent,” as the term is used in Item 407(a)(1) of Regulation S-K under the Securities Exchange Act of 1934, as amended, and as defined by NASDAQ Listing Rule 5605(a)(2).  Accordingly, it is anticipated that the new directors will be asked to serve on committees of the Board as independent directors.

Mark E. Smith P.E., G.E., S.E., of Incline Village, Nevada, has been employed or consulted in the Mining Industry for more than 30 years. Mr. Smith is currently President of RRD International Corp. an international mining industry engineering firm. Mr. Smith has been working in heap leaching, tailings management, geotechnical engineering and project/study management. He is a registered civil, geotechnical and structural engineer; he has published dozens of papers in the field and has taught engineering short courses through universities in 8 countries.  Mr. Smith was the founding principal and manager of Vector Engineering, Inc. from 1986 to 2009, building it from inception to a team of 500 people working in offices in the USA, Australia, Argentina, Chile, Peru, the Philippines and Colombia. Vector is a multi-disciplinary engineering and environmental consulting firm working for both local and multi-national clients.  Mr. Smith received his M.S. Civil (Geotechnical) Engineering, from the University of Nevada, Reno.  He has worked with BHP Billiton, Rio Tinto, Vale, Xstrata, Anglo, Barrick, Minmetal, Goldcorp and many other tier 1 and mid-tier companies.  He has also worked extensively with the major EPCM firms: Fluor, Bechtel, Aker, Hatch and SNC Lavalin.

P.K. “Rana” Medhi of Casa Grande, Arizona has over 40 years of experience in the mining industry; including 28 years with Cyprus Amax Minerals. Mr. Medhi holds a Master of Science degree from the University of Arizona and is a Registered Mining and Engineering Geologist working as an Independent Consultant.  In addition, Mr. Medhi is a Certified Professional Geologist with the American Institute of Professional Geologists, a Member of Society for Mining, Metallurgy and Exploration (SME) and a certified adjunct professor of mineral technology and geology with the community colleges of Arizona.  Mr. Medhi has also authored and published several technical papers and an occasional speaker to mining and public forums.  Mr. Mehdi is currently the Chairman of the Board of Sunergy, Inc., a junior mining company with activities in West Africa.  He is currently the Chairman of the Board of Governors of the Arizona Department of Mines and Mineral Resources.

 “This is one more step bringing the Independence Project into production,” said Dan Forbush, Company President, CEO and CFO.  “These are two quality mining industry professionals who have much experience.  We are pleased that they are embracing this Company and are committed to maximizing shareholder value.  I appreciate this vote of confidence in the Company and enhancement of its leadership team.  In addition, we received $418,000 from private placements since December 16, 2010 for use in moving our plans forward.”

Further details regarding the Independence mineralization, drilling efforts, both historical and current together with current permitting activity are available on the Company's website www.generalmetalscorporation.com.

About General Metals Corporation: General Metals is an aggressive junior minerals exploration and development company, based in Reno, Nevada. The Company is actively exploring and developing its 100% controlled Independence property strategically located in the prolific Battle Mountain Mining District of Nevada.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the proceeds from the recent private placement will allow the Company to proceed with permitting at its Independence Mine in Nevada or any shallow mining production in the near future, the Company’s belief that is has enough gold to generate considerable profits, that any estimated ounces of gold or silver are contained in the mineralized material in the Company’s projects and is proposed to be mined and loaded onto a cyanide heap leach pad, and the size and timing of any future financings that the Company may enter into.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the most recent fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Wayne Meyerson
Investor Relations
General Metals Corporation
615 Sierra Rose Dr. Suite 1
Reno, NV 89511
wayne@gnmtlive.com
775.583.4636 office